MANGOSOFT, INC.
2,400,000 Shares of Common Stock

Offered Pursuant to Rights
Distributed to Stockholders
of MangoSoft, Inc.

December 21, 2007

To Our Clients:

        Enclosed for your consideration is a Prospectus, dated December 21, 2007 (the "Prospectus") relating to the offering (the "Rights Offering") by MangoSoft, Inc. ("MangoSoft") of shares of its Common Stock (as defined below) pursuant to subscription rights (the "Rights") distributed to all holders of record of shares of its common stock, par value $0.001 per share (the "Common Stock"), at the close of business on December 21, 2007 (the "Record Date"). The Rights and Common Stock are described in the Prospectus.

        In the Rights Offering, MangoSoft is offering an aggregate of 2,400,000 shares of its Common Stock, as described in the Prospectus.

        The Rights will expire, if not exercised, at 5:00 p.m., Eastern Standard Time, on January 29, 2008 unless extended in the sole discretion of MangoSoft (as it may be extended, the "Expiration Time").

        As described in the accompanying Prospectus, you will receive .7032 of a Right for each share of Common Stock owned of record as of the close of business on the Record Date. MangoSoft will not issue fractional rights. Instead, MangoSoft will round down any fractional rights to the nearest whole right.

        Each Right will allow you to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $0.50 per share (the "Subscription Price').

        In addition, each holder of Rights who exercises his, her, or its Basic Subscription Privilege in full will be eligible to subscribe (the "Over-subscription Privilege") at the same cash price of $0.50 per share for shares of Common Stock that are not otherwise purchased pursuant to the exercise of the Basic Subscription Privilege by other Rights holders (the "Excess Shares"), subject to availability and proration as described below. Shares of Common Stock will be available for purchase pursuant to the Over-subscription Privilege only to the extent that any shares offered in the Rights Offering are not subscribed for pursuant to the Basic Subscription Privileges. The Excess Shares will be allocated first to holders of less than 100 Rights so that those holders may subscribe for 100 shares and thereafter pro rata (subject to the elimination of fractional shares) among those Rightsholders who exercise the Over-subscription Privilege, in proportion, not to the number of shares requested pursuant to the Over-subscription Privilege, but based on the percentage ownership of each participating Rights holder compared to the total ownership of all stockholders participating in the Over-subscription round; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Over-subscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Over-subscription Privilege on the same pro rata basis outlined above. Such proration will be repeated until all Excess Shares have been allocated to the full extent of the Over-subscription Privilege. See "The Rights Offering" in the Prospectus.

        The Rights will cease to have any value at the Expiration Time.

        THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. Once you have exercised the Basic Subscription Privilege, such exercise may not be revoked.

        If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form enclosed herein.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO DALE VINCENT, CHIEF EXECUTIVE OFFICER, AT MANGOSOFT, INC. AT THE FOLLOWING TELEPHONE NUMBER: (603) 324-0400.

BENEFICIAL OWNER ELECTION FORM
INSTRUCTIONS

        The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock (the "Common Stock") of MangoSoft, Inc. ("MangoSoft").

        This will instruct you whether to exercise Rights to purchase shares of Common Stock distributed with respect to the shares of Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related "Instructions For Use of MangoSoft, Inc. Rights Certificates."

        Box 1.  ☐    Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

        Box 2.  ☐    Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

	Number of Rights		Subscription Price		Payment
Basic Subscription Privilege:		x	$0.50	=	$	(Line 1)
Over-subscription Privilege:		x	$0.50	=	$	(Line 2)

Total Payment Required				=	$	(Sum of Lines 1 and 2 rounded to the next highest cent; must equal total of amounts in Boxes 3 and 4)

        Box 3.  ☐    Payment in the following amount is enclosed $.

        Box 4.  ☐    Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.
Amount to be deducted:		$

Signature(s) ________________________________________
(Joint owners should each sign personally. Where applicable, please indicate your official position or representative capacity.)

Please type or print name(s) below:

______________________________

Date: _________________________